Exhibit 15.2

Your Ref:

Our Ref: 126341/2022/GEN/ATGCO00F

May 17, 2022

The Board of Directors

Luokung Technology Corp.

B9-8, Block B, SOHO phase II

No. 9 Guanghua Road

Chaoyang District

Beijing

People’s Republic of China

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form F-3 (File Nos.: 333-231127, 333-233108 and 333-258976) and Registration Statements on Form S-8 (File Nos.: 333-225825 and 333-237739) of our report dated May 14, 2021 relating to the consolidated financial statements of Luokung Technology Corp. and subsidiaries as of December 31, 2020 and for the years ended December 31, 2020 and 2019 appearing in this Annual Report on Form 20-F of Luokung Technology Corp. for the year ended December 31, 2021.

/s/ Moore Stephens CPA Limited

Certified Public Accountants

Hong Kong

May 17, 2022